Exhibit 10.1


                             LICENSE AGREEMENT

                      INFRARED SECURITY SYSTEM (ISS)

                             LICENSE AGREEMENT

                          INFRARED SECURITY SYSTEM

THIS "AGREEMENT" is made this 15th day of April, 2006, by and between Infrared Systems International, hereafter referred to as I-6, a corporation existing under the laws of the State of Nevada, having a business address at 15 N. Longspur Drive, The Woodlands Texas, 77380, USA (Licensee) and Advanced Technologies Inc. hereafter referred to ATI, (Licensor).

Recitals

WHEREAS, ATI has developed, at its own expense, Intellectual Property (as hereinafter defined) that is used to design and produce Infrared imaging systems applicable to many applications such as transportation (ground, sea, and air), medical, quality control, safety, security, and others.

WHEREAS, I-6 desires to obtain the exclusive worldwide license and right to develop and market the Intellectual Property, and ATI desires to provide such worldwide license and right to I-6, on terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:


ARTICLE I;     DEFINITIONS

Section 1.1 "ATI Proprietary Data" - shall mean information which has been originated by or is peculiarly within the knowledge of ATI and is subject to protection under recognized legal principles, including without limitation the information described on Exhibit A hereto.

Section 1.2 "ATI's Intellectual Property," - shall mean the designs, design concepts, marketing materials, engineering data, hardware components, patents, rights to patents, and other material owned by ATI and relating to Infrared Technology and the Security Field application, including without limitation the design and property describe on Exhibit B hereto,

Section 1.3 "Licensed Products (LP)" - Shall mean any product or portion thereof which embodies any ATI Proprietary Data and/or ATI Intellectual Property,

Section 1.4 "Licensed Field (LF)" - Shall mean the commercial sale to any customer for use in Security Applications.

Section 1.5 "Sell" or "Sold" - shall mean and include to lease, give, transfer, deliver, or otherwise dispose of for considerations.

Section 1.6 "Effective Date of this License Agreement" - shall mean the date first set forth above, following the completion of all signature of this License Agreement by both parties.
ARTICLE   II:  License Grant

Section 2.1 ATI hereby grants to I-6 a worldwide, exclusive license for the use of ATI Proprietary Data and ATI Intellectual Property to make, have made, use, Sell, and have sold, as well as the maintenance and repair of, the License Products for the Licensed Field.

Section 2.2 I-6 shall not have the right to sublicense or otherwise transfer any of the rights granted to I-6 pursuant to this Agreement without the prior written consent of ATI. ATI's approval shall not be unreasonably withheld.

Section 2.3 ATI represents and warrants that it is the owner of the ATI Proprietary Data and ATI Intellectual Property.

Section 2.4 No rights or licenses are granted herein to I-6, expressly or by implication, under any patents, applications for patents, designs, or proprietary information, other than the rights granted in Section 2.1 of this Article II.

Section 2.5 No rights or licenses are granted herein to I-6, expressly or by implication, to use the names "Advance Technologies Inc.", or "ATI".

ARTICLE   III: DOCUMENTATION

Section 3.1 Within thirty (30) days of the Effective Date of this Agreement, ATI agrees to provide RVS with any ATI Proprietary Data and ATI Intellectual Property related to License Products to the extent available, consistent with I-6's rights in Section 2.1.

Section 3.2 for the effective period or "Term" of this Agreement, ATT agrees to provide I-6 with any future developed Proprietary Data related to License Products consistent with I-6's rights in Section 2.1.

Section 3.3 each party shall treat the other party's proprietary and/or confidential property under conditions of confidence by the other party. Each Party agrees to use such information only in furtherance of the Agreement. All of the provisions of this Section 3.3 regarding confidentiality shall survive expiration or termination of this Agreement.

ARTICLE   IV:  PAYMENTS BY I-6

Section 4.1    RVS shall make payments to ATI as follows:

       (a) A royalty payment for each License Product Sold shall be paid to ATI at the rate of two and one half (2.5) percent of all gross revenues received by I-6 relating directly or indirectly to License Product.
       (b) If the sale of the license product results in considerations in a form other than a cash sale, ATI shall receive 50% of the consideration in its kind and form.

Section 4.2 License Products shall be considered sold and the obligation to pay royalty payments shall accrue, when I-6 has issued an invoice and received payment.

Section 4.3 I-6 shall execute a promissory note to ATI for One hundred thousand ($100,000.00) dollars, due and payable upon demand at any time after I-6 has received funding in an amount of not less than $500,000.

Section 4.4 I-6 shall pay any sales or uses taxes imposed relating to the manufacturing or sale of the products without diminution of any other payments otherwise due under this agreement.

Section 4.5 I-6 shall pay to ATI royalties, in such amounts as defined by
Section 4.1, on a quarterly basis, for those Licensed Products sold for the preceding quarterly period. Royalties are payable within thirty (30) days after the end of each quarterly period defined in Section 4.5

Section 4.6 On or before the last day of each January, April, July, and October, during the term of this Agreement, I-6 shall render a report to ATI, setting forth the types and total number of Licensed Products sold by I-6 and its affiliates during the preceding calendar quarter. Payment shall be in U.S. currency and mailed to the following address:

Advanced Technologies Inc.
15 N. Longspur Drive
The Woodlands, TX 77380

The Royalty report by I-6 shall be certified by an officer of I-6 as to correctness of the report.

Section 4.8 I-6 shall keep, and cause its affiliates to keep, full and accurate records of all Licensed Products which are manufactured and Sold by I-6 and its affiliates. RVS agrees to permit such quarterly reports to be examined, upon written request by an independent Certified Public accountant which ATI may designate in order to determine the accuracy of I-6's report. Prompt adjustment shall be made to correct any errors or omission in I-6's report or figures disclosed by such audits.

ARTICLE   V:   TERM AND TERMINATION

Section 5.1 This Agreement shall become effective on the date first set out above and upon the completion of those actions set out under Section 1.6, and shall extend for a period of twenty (20) years following the sale of the initial License Product unless terminated sooner in accordance with the provisions of this Article V.

Section 5.2 Termination in Circumstances of Default & Cure Period:

Section 5.2.1 If I-6 shall (i) at any time default in making payment, or in rendering any statement required under this Agreement, or commit any breach of any covenant or agreement contained herein, and shall fail to remedy any such default or breach within sixty (60) days after written notice thereof by ATI, or (ii) files for bankruptcy, or involuntary action for bankruptcy is filed against I-6 and is not dismissed by the applicable court within 30 days thereafter, or I-6 files a general assignment for the benefit of creditors, then in any such event ATI may, without further delay, by notice in writing and at its option, terminate this Agreement and the licenses hereunder.

Section 5.2.2 Such termination shall not prejudice either parties' rights which shall have accrued to the date of such termination, nor shall it prejudice any cause of action or claims of a party which has accrued or is to accrue on account of any breach or default by the other party.

Section 5.3 ATI shall have the right to terminate this Agreement if I-6 has been unable to Sell or have sold a License Product within three (3) years of the effective date of this agreement. Upon exercise of such right, this Agreement shall be terminated thirty (30) days after notice in writing to that effect has been given by ATI to I-6.

Section 5.4 This Agreement may be terminated upon mutual written agreement of the parties.

Section 5.5 Termination of this Agreement, by expiration or otherwise, shall not release RVS from any of its obligations under this Agreement with regard to Licensed Products Sold or manufactured, or in the process of manufacturing, prior to termination, and shall not rescind or give rise to any right to anything done or to claim return of, or cancellation of any payment made, obligation accruing, or other consideration given to ATI hereunder, prior to the time of such termination.

ARTICLE   VI   GENERAL PROVISIONS

Section 6.1 I-6 expressly covenants that neither this Agreement nor any of its benefits nor any rights hereunder shall be, directly or indirectly, assigned, transferred, divided, or shared by I-6 or its affiliates to or with any other individual, firm, corporation, or association whatsoever without the prior written consent of ATI. Written consent, when required, shall not be unreasonably withheld.

Section 6.2 With the exception of ATI's responsibilities covered under
Section 6.3, I-6 or its affiliates shall defend or settle at its expense any action, cause of action, or suit against ATI, its officers, directors, employees and agents, arising directly or indirectly from I-6's or its affiliates or its customer's use, manufacture, sale, or other action with respect to License Products. ATI will provide, at its own expense, reasonable support and council to I-6 in defense hereunder.

Section 6.3 ATI shall provide indemnification to I-6, its officers, directors, employees and agents, or its affiliates for claims or suits brought by third parties against I-6 or its customers for any claim of patent infringement, copyright violation, and/or improper use or conveyance of a third party's trade secret by ATI with respect to that portion related to the making, using, or selling of License Products which is based upon that technical information embodied in ATI's Proprietary Data and Intellectual Property which is the subject of this Agreement.

Section 6.4 Any statement, notice or request required to be given under this Agreement shall be deemed to have been received when actually given to or acknowledged by:

For I-6: Infrared Systems International,
            A wholly owned subsidiary of
            Advance Technologies Inc.
Attn: Gary Ball (Actg. President & Director of I-6)
EMAIL:  Ballwsge@flash.net
FAX: (281) 419-1955

For ATI   Advanced Technologies Inc.
Attn. Gary Ball, President ATI
EMAIL: BaG370@aol.com
FAX:    (281) 419-1955

Section 6.5 This Agreement is deemed to be executed and delivered within the State of Nevada and it is the intention of the Parties that it shall be construed, interpreted and applied in accordance with the laws of the State of Nevada.

Section 6.6 This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them pertaining to the same. Neither Party shall be bound by any conditions, definitions, warranties, or representations other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

IN WITNESS WHEREOF, the Parties hereto have caused two (2) copies of this Agreement to be executed by their duly authorized representative as of the date specified in the headings of this Agreement.

______________________
Gary E. Ball                              Date April 15, 2006

Acting for and in the dual capacity of President for both ATI & I-6.




Exhibit A

ATI Proprietary Property, Infrared Security System

       1. All information contained, but not limited to Patent application 60/597,048, filed 11/07/2005. Confirmation No. 5011
       2. All processes, formulae, writings, presentations, and other proprietary data of ATI relating to Infrared Security System subject to Patent application 60/597,048 including future claims and amendments,

The content of the information contained in these documents has been deleted from this document to protect ATI's legal rights to said material.





Exhibit B

Advance Technologies Intellectual Property,

Advance Technologies Inc. is involved in the conceptual design of Infrared Technology in many applications in commercial and non-commercial fields. The work product of these efforts takes the form of ideals, disclosures, designs, mathematical descriptions, and other forms of creation that illustrate and embody the unique and proprietary information.

All of these constitute the body of ATI Intellectual Property, regardless of the application or field of use. This body of works includes all of Exhibit A as well as any materials identified as Proprietary that do not apply to Infrared Security System, directly or indirectly.

No rights to any and all of this material is granted to any individual, group, corporation or other organization except through specific agreements that grant these rights. The rights granted under these agreements are limited and in accordance with the specific terms and conditions contained in such documents.